Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, July 22, 2026

CHICAGO, ILLINOIS – July 22, 2026 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported second quarter and first half 2026 net sales and net earnings.

Second quarter 2026 net sales were $151,943,000 compared to $153,190,000 in second quarter 2025, a decrease of $1,247,000 or 1%. Second quarter 2026 net earnings were $13,347,000 compared to $17,544,000 in second quarter 2025, and net earnings per share were $0.18 and $0.23 in second quarter 2026 and 2025, respectively, a decrease of $0.05 per share or 22%.

First half 2026 net sales were $301,431,000 compared to $299,711,000 in first half 2025, an increase of $1,720,000 or 1%. First half 2026 net earnings were $31,008,000 compared to $35,602,000 in first half 2025, and net earnings per share were $0.41 and $0.47 in first half 2026 and 2025, respectively, a decrease of $0.06 per share or 13%.

Mrs. Gordon said, “Second quarter and first half 2026 were adversely impacted by the timing of sales, including seasonal sales, between second and third quarter 2026 when compared to the prior years’ corresponding quarterly periods. We are focused on the long term and are continuing our higher support levels of our brands with increased trade promotions, as well as advertising. Because trade promotions are accounted for as a reduction in reported net sales, these higher levels of trade promotions had some adverse effects on our reported net sales for second quarter and first half 2026.

In addition to the sales impact of timing between second and third quarter as discussed above, second quarter and first half 2026 gross profit margins were adversely affected by significantly higher cocoa and chocolate unit costs, when compared to the corresponding periods in 2025. Cocoa commodities markets have retreated from their extraordinarily high price levels in 2025 but still remain above historical levels. As these lower costs begin to be reflected in our supply chain costs, we should realize lower cocoa and chocolate costs in second half 2026 and into 2027. During second quarter and first half 2026, elevated energy costs also contributed to increases in freight and delivery expenses and higher costs for resin-based packaging materials, as well as certain other materials and supplies. Although the Company continues to monitor its input costs, we are mindful of the effects and limits when passing on higher input costs to our customers as well as the final consumers of our products. Second quarter and first half 2026 results were also adversely affected by unfavorable international results, increased marketing expenses, and higher professional fees, as well as increased trade promotion and advertising as discussed above.

First quarter 2026 net earnings did benefit from increased investment income from the Company’s investments in marketable securities. The Company’s effective income tax rates were 26.9% and 33.1% in second quarter 2026 and 2025, respectively, and 25.9% and 27.7% in first half 2026 and 2025, respectively. The changes in the effective tax rates in the comparative periods principally reflect the effects of changes in certain deferred compensation that will not be deductible for income taxes when paid in future periods.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new customer and consumer product demands, achieve product quality improvements, expand capacity in certain product lines, and increase operational efficiencies in order to provide genuine value to consumers.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the effects of U.S. tariffs as well as retaliatory tariffs and other import fees and surcharges by other countries, the overall competitive environment in the Company’s industry, the ability to recover increases in input costs and tariffs through price increases, successful distribution and sell-through during Halloween and other seasons, the effects of future changes to natural colors, including related higher costs and availability of supply, and changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2025.

The risk factors referred to above are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

June 30, 2026 and 2025

	Second Quarter Ended
	2026	2025

Net Sales	$151,943,000	$153,190,000
Net Earnings	$13,347,000	$17,544,000
Net Earnings Per Share*	$0.18	$0.23
Average Shares Outstanding*	75,035,000	75,060,000

	Six Months Ended
	2026	2025

Net Sales	$301,431,000	$299,711,000
Net Earnings	$31,008,000	$35,602,000
Net Earnings Per Share*	$0.41	$0.47
Average Shares Outstanding*	75,046,000	75,105,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 3, 2026 and April 4, 2025.